Exhibit 21.1

Subsidiaries of FreightCar America, Inc.

Each subsidiary is incorporated in Delaware.

JAC Intermedco, Inc.

JAC Operations, Inc.

Johnstown America Corporation

Freight Car Services, Inc.

JAIX Leasing Company

JAC Patent Company

FreightCar Roanoke, Inc.